Exhibit 99.1
May 13, 2008
MAY, 2008 UPDATE AND 2008 ANNUAL MEETING REPORT
Dear Investor:
     First Priority Financial Corp. completed the first quarter, 2008, its 9th operating quarter, by achieving strong progress in building a sound, competitive, fast growing banking company.
     Highlights of these achievements in the quarter and over the past year include:
1)	We continued to experience solid growth in our banking business and in the development of our franchise.
•	At March 31, 2008, loans outstanding doubled from a year ago to $123 million as compared to $61 million and deposits reached $125 million versus $75 million at March 31, 2007. Loan growth has remained strong and loans increased to $135 million at April 30, 2008. In addition, the loan pipeline, which includes loans in the underwriting process, exceeded $30 million at the end of April.
2)	We completed the acquisition of Prestige Community Bank.
•	The acquisition of Prestige added $7.4 million of capital at a time when raising capital is limited for new banks. The additional capital will support continued growth for our Bank and allows us to be more competitive with larger customers. In addition, the Prestige acquisition significantly strengthens our funding sources through its two offices in Bucks County at a time when funding and liquidity in the financial services industry is under significant pressure. First Priority now has four offices operating in Berks, Bucks and Chester counties.

•	Deposits at the Newtown and Plumstead offices totaled $26 million at the end of April, 2008.

•	The transaction closed on February 29, 2008 and the Prestige name was changed to First Priority Bank, which will simplify our marketing and advertising programs and will provide the opportunity to broaden the awareness of First Priority Bank.

•	On March 31, 2008, Prestige systems were successfully converted to First Priority Bank’s systems which provides all customers the convenience of dealing with one bank.
3)	To date, our branching and franchise expansion strategy is working well.
•	In its first year, our Wyomissing office has grown well as loans totaled $27 million and deposits totaled $29 million at April 30, 2008.

•	We are still planning to open an office in Montgomery County, once a desirable site is identified.
4)	First Priority’s asset quality remains strong. Of importance, we have NO:
•	exposure to sub prime borrowers;

•	exotic securities, including derivatives, in our portfolio;

•	securities trading positions in our portfolio;

•	speculative land or real estate project loans.
     The Bank does have one non-performing loan relationship, totaling $861 thousand which is on non-accrual status. We believe the loan is well secured between collateral held and reserves allocated to the credit.
     To date our marketplace has not experienced the level of real estate problems as compared to other markets in the U.S. However, we remain very cautious in all of our lending activities.
     For the first quarter, 2008, First Priority Financial Corp. reported a consolidated net loss of $947,000 or $.39 per diluted share as compared to a loss of $610,000 or $.29 per diluted share for the quarter ended December 31, 2007 and a loss of $673,000 or $.32 per diluted share for the first quarter of 2007.

     The first quarter 2008 results were impacted by the acquisition of Prestige, general market conditions impacting margins throughout the banking industry, and a higher provision for loan losses resulting from higher loan activity and the one problem loan.
–	The Prestige acquisition impacted the operating results as Prestige’s financials were included in the consolidated results effective March 1, 2008, the date of the acquisition, and as a new bank, the company is still in a loss position. In addition, $125,000 of merger integration costs were incurred in the first quarter of this year.

–	Market conditions continue to impact the Banks results as net interest margin remains under pressure due to strong competition for loans and core deposits within our market.

–	The provision for loan losses was higher due to strong loan growth and an additional provision of $75,000 related to the afore-mentioned non-performing loan.
     Enclosed please find our consolidated financial statements for the quarter ended March 31, 2008. I am also enclosing an insert which summarizes our best deposit rates.
     First Priority’s first quarter loss was high as we continued to invest in our Company’s future by adding lenders, broadening our deposit products, adding Prestige and incurring the incremental costs to support the holding company. We anticipate the loss for the second quarter, 2008 to remain higher than anticipated as we continue to integrate the Prestige acquisition and broaden our lending and core deposit development activities. We are also impacted by the intense competition and the market environment in which all banks are operating which will impact our results in the next few quarters. As we continue to grow the Company, we anticipate that the performance should improve in the second half of 2008 and our goal is to reach profitability in the first half of 2009.
     At the time we started First Priority Bank, according to Pa. Department of Banking statistics, de-novo banks were reaching profitability in 2 to 3 years. Today those same statistics indicated that it is taking most new banks 4 to 5 years to reach profitability. At First Priority Bank, we have an excellent staff, a good business base and with the acquisition of Prestige a strong capital position and broader funding capabilities. We believe our business model is good and the market in which we are operating provides opportunity. The banking industry is experiencing difficult times, as it has many times before, however our strategy as a new bank remains to:

1)	Continue to grow the Company utilizing strong banking principles;

2)	Take advantage of the Prestige acquisition including the additional capital and broader funding base it provides and the opportunities for additional growth in a new market.

3)	Stay focused on asset quality and avoid reaching for growth;

4)	Manage costs appropriately; and

5)	Create greater awareness of First Priority Bank and market the Bank more effectively.
The economic outlook for 2008 is uncertain. However, we believe volatile environments provide opportunities for those who are positioned to take advantage of them. We believe First Priority Bank is extremely well positioned for success in this changing environment.
     On April 24, 2008, First Priority Financial Corp. held its Annual Meeting, which was attended by approximately 25 investors. Shareholders represented either in person or by proxy accounted for 77.5% of total shareholders. The only matter acted upon at the Meeting was the election of five Class III directors to serve until 2011. At the meeting, Robert J. Fairbaugh, Vincent P. Small, Jr., David E. Sparks, William L. Wetty and Samuel J. Worthington, Jr. were all elected as Class III directors to serve until the 2011 Annual Meeting.
     Thank you for your interest in and support of First Priority Financial Corp. If you have any questions or comments, please do not hesitate to contact me.

Very truly yours,

David E. Sparks
Chairman & Chief Executive Officer
DES/ns

Looking for Great Rates ?
We are pleased to inform you that effective May 12, 2008:
•	Our Money Market Account is now paying 2.50% APY.
and
•	Our 36-month Certificate of Deposit is paying 4.00% APY.
Certificate of Deposit: Annual percentage yield (APY) effective as of May 12, 2008. Rates subject to change at any time. Minimum balance to open and obtain the stated APY is $2,000.00. There is a substantial penalty for early withdrawal.
MEMBER FDIC
Money Market Account: Annual percentage yield (APY) effective as of May 12, 2008. Balances over $7,500 yield 2.50%; $500-7,499.99 yield 1.01%; balances under $500 do not earn interest. Rates subject to change at any time. Account restricted to 6 withdrawals per month. Fees may reduce earnings.